Eradicating the Problem of Misdiagnosis by Harnessing Academic Expertise & Advanced Technologies Target Offering: $8M Common Equity Raise – August 2017 A DIAGNOSTIC PLATFORM COMPANY (NASDAQ: PRPO) Issuer Free Writing Prospectus, Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333-201907 August 2, 2017

PRELIMINART PROSPECTUS SUPPLEMENT Precipio, Inc. (Precipio) intends to file a preliminary prospectus supplement with the Securities and Exchange Commission (SEC) in connection with the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement, the documents incorporated by reference therein, and the other documents Precipio files with the SEC for more complete information about Precipio and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from Aegis Capital Corp. FORWARD LOOKING STATEMENTS Certain statements in this presentation constitute “forward-looking statements” of Precipio within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance, financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, and regulatory matters. The known risks, uncertainties and other factors affecting these forward-looking statements are described in the preliminary prospectus supplement from time to time in Precipio’s filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this presentation. All information in this presentation is as of the date set forth on the front page of this presentation, and Precipio does not undertake any duty to update this information, including any forward-looking statements, unless required by law. DISCLAIMERS

This presentation highlights basic information about Precipio, Inc. and the offering. Precipio, Inc. (Precipio) has filed a registration statement on Form S-3 (Registration No. 333-201907) (including a prospectus supplement) with the U.S. Securities and Exchange Committee (the “SEC”) for the offering to which this presentation relates. A final prospectus supplement has not yet been filed. Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents that the issuer has filed with the SEC for more complete information about Precipio, Inc. and this offering. The preliminary prospectus dated August 2, 2017 and subsequent amendments are available at the SEC website. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Precipio, Inc. or any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Aegis Capital Corp., 810 7th Avenue, 18th floor, New York, NY 10019, via email at prospectus@aegiscap.com or via telephone at 212.813.1010. FREE WRITING PROSPECTUS

OFFERING SUMMARY Issuer Precipio, Inc. Exchange/Ticker NASDAQ: PRPO Offering Size Approximately $6,000,000 - $8,000,000 (100% Primary) Over Allotment 15% (100% Primary) Use of Proceeds Growth Capital, R&D Sole Book-Runner Aegis Capital Corp. Target Pricing Week of August 7th, 2017

Executive summary OVERVIEW THE VISION Eradicate misdiagnosis so patients live longer and better lives THE PROBLEM Significant rate of misdiagnosis across numerous disease states (particularly in cancer) THE SOLUTION A platform that harnesses academic expertise + proprietary technologies, to deliver a higher standard of diagnostic accuracy THE BENEFIT Physicians, hospitals, payers and patients all benefit from accurate diagnosis

Our team ABOUT PRECIPIO MANAGEMENT Ilan Danieli, Founder & CEO - experienced executive with startups, corporate restructuring and investment management experience. Holds an MBA from the University of Virginia; former Israeli army tank commander; private pilot. Carl Iberger, CFO – over 30 years of executive financial experience in diagnostics, including serving as CFO at Dianon, Inc. from startup through IPO to acquisition by LabCorp for $800M. Steve Miller, Chief Commercial Officer – 25 years of sales, business development and executive positions in the diagnostic industry. Zaki Sabet, Chief Operating Officer – 15 years in laboratory management, with experience spanning all fields of reference laboratory operations. Ayman Mohamed, VP R&D – 15 years in laboratory product development and assay design, deep understanding of molecular and genetic biology. SCIENTIFIC ADVISORY Jeffrey Sklar, MD, PhD – Precipio’s Chief Scientific Advisor; Director of Molecular Diagnostics, Yale School of Medicine. Trained at Harvard, Stanford and Yale. Mike Makrigiorgos, MD, PhD – Professor at Harvard Medical School; Inventor of Ice-Cold PCR. Trained at the University of Leeds, and at Harvard Medical School. Gil Mor, MD, PhD – Professor of Obstetrics, Gynecology and reproductive Sciences at Yale School of Medicine; Trained at the Hebrew University and Weizmann Institute of Science in Israel. David Hudnall, MD – Precipio’s Medical Director; Professor and former Chief of Hematopathology, Yale School of Medicine. Trained at Yale and Harvard Medical School. BOARD OF DIRECTORS Rob Patzig – Former Chairman of Transgenomic’s board; former Chief Investment Officer, Third Security, LLC. Holds a BA in Philosophy and MA in English from Virginia Tech. Michael Luther, PhD – President & CEO of Bantam Pharmaceutical; MBA from Duke, and PhD in Biophysical Chemistry from St. Louis University School of Medicine. Sam Riccatelli – Former President and CEO of Signal Genetics; former EVP & COO of Genoptix (acquired by Novartis). Holds a MS Engineering from University of Texas. Mark Rimer– Partner at Kuzari Group, a New York private investment and strategic development firm. A trained chartered accountant with an MBA from NYU. Ilan Danieli – CEO Joining upon completion of the financing: Jeffrey Cossman, MD – Co-Founder of the Association for Molecular Pathology; served as CEO & Chairman of the Board of the US Diagnostics Standard; Former Chair of the Dept. of Pathology at Georgetown University; Chief Medical Officer of Gene Logic. BS & MD from University of Michigan. Doug Fisher, MD, MBA – Partner at VC fund InterWest Partners; former VP at New Leaf Ventures; Holds BS in Biology & BA Economics from Stanford, MD from University of Pennsylvania, and an MBA from the Wharton School.

Current providers misdiagnose up to 44% of patients* MARKET OVERVIEW Increasingly complex disease states are met with eroding specialization rather than increased expertise Economic pressures drive towards generalization Shortage of pathologists Industry competes on price & TAT; Quality/accuracy are not a key, measured factor ~2% ALL HEALTHCARE DECISIONS ~70 % DIAGNOSTIC INDUSTRY COSTS BUT IMPACTS

Misdiagnosis has massive downstream consequences MARKET OVERVIEW Estimated cost of misdiagnosis (and other inefficiencies) to the US healthcare system $750B ANNUALLY PHYSICIANS Physicians administer incorrect treatments, creating adverse effects rather than improving outcomes PAYERS Payers waste of valuable treatment dollars applied incorrectly and incur massive downstream costs PATIENTS Patients pay the ultimate price: increased morbidity and mortality

THE SOLUTION A Platform to achieve superior accuracy through academic expertise PATIENTS Become part of a network providing higher quality services Engage and take a role in their healthcare decisions PHYSICIANS Access to unparalleled expertise Increase their success in caring for patients Financially benefit by reducing patient care costs Precipio is addressing the issue with an innovative, robust, scalable platform connecting all players: Physicians and their patients gain access to world-class academic experts & technologies Payers benefit from quality-based outcomes to their patients and achieve cost savings Academic institutions build a new revenue stream; access to diverse specimens for research Establishes a barrier to entry for competitors by creating an interactive platform serving all constituents Patients Physicians Academia Payers PLATFORM

Academic institutions possess underutilized expertise & technology THE OPPORTUNITY VOLUME OF TESTS OUTSOURCED R&D Academic institutions invest heavily in the development of new technologies. Through its platform, Precipio gains access to technology that has been significantly de-risked Precipio’s platform provides academia readily-available access to market Precipio capitalizes on the intellectual expertise & technologies developed within academic institutions: COMMERCIAL LABS Academia Academia: >99% Accuracy** ACCURACY LEVEL

Service Model Academic IP Model BUSINESS MODEL The first company to combine a Service & Academic IP model Proven market with demonstrated value proposition Stable, gradual growth & scalability High margin business Precipio’s model: Incorporate additional services into model, leveraging existing platform and network of providers Access to market provides synergies in cross-selling Generates cash to fund technology development Financial outlook: Reasonable industry multiples (range 5-8x) Early-stage development of technology typically entails development, market, and significant capital risk Precipio’s model: Capitalizing on technologies already developed and validated in academic institutions Reducing capital risk (self-funded by academia) Development risk mitigated (product closer to market-readiness) Financial outlook: Provide alpha to investors through lower-risk IP model Service + Academic IP model = reduced risk and higher return / valuation / multiple

Clinical Pathology Services ICP – Liquid Biopsy Technology INITIAL FOCUS Two high valued-added offerings in the Cancer Diagnostics arena Clinical diagnostic services focused on blood cancers to oncologists, with demonstrated superior results Exclusive partnerships with premier academic center - Yale (+ additional partners expected during 2017) Access to oncologists and hospitals to cross-market other technologies and services on the platform Efficient, high gross margin, cash-generating model Cutting-edge liquid biopsy technology licensed from Dana Farber; increases sensitivity from 90-95% to 99.9% enabling genetic detection of abnormalities in blood samples Technology enables customers to conduct the tests in-house using existing platforms Low-cost technology creates the only current economically viable option for liquid biopsies applications $28B LIQUID BIOPSY MARKET (2016) $50B CANCER DIAGNOSTICS US MARKET (2020) 7.2% GROWTH RATE 30% GROWTH RATE BY 2019

PATHOLOGY SERVICES BUSINESS

Primary and 2nd opinion diagnoses via academic pathologists



Patient undergoes biopsy → Biopsy processed at our laboratory (TC) → Laboratory results uploaded to cloud → Academic Pathologist renders diagnosis (PC) → Report delivered to the physician

Revenue model:

- Biopsy revenue = ~$4,000
- Precipio bills for technical work
- Gross margins of ~63%


Technical (TC): ~80%
Professional (PC): ~20%

- University bills for professional work

US annual Market data for blood-based cancers:

600K

\# OF BIOPSIES/YEAR

Approx. 172,000 patients newly diagnosed each year


$50B
$6.1B

TOTAL US CANCER DIAGNOSTICS MARKET in 2020

$6.1B blood-related cancer drug & diagnostics market size (out of $50B)

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Liquid biopsies have the potential to revolutionize patient care LIQUID BIOPSIES LIQUID BIOPSY SOLUTIONS Enable non-invasive diagnostics using liquid samples Personalize treatments based on current genetic profiles Ongoing monitoring is easily implemented on all platforms Increased sensitivity, accuracy and accessibility of tests CURRENT CHALLENGES OF TISSUE BIOPSIES Tissue biopsies are invasive, costly; are done only ONCE, at initial diagnosis Certain tumors cannot be biopsied due to location, or due to patient physical situation Cancer often mutates; treatment is based on tumor-based genetic information that can become outdated after treatment No viable way to obtain updated genetic information.

LIQUID BIOPSY FIELD The application of liquid biopsies in cancer diagnostics can be categorized into three areas: Significant, growing, revolutionary field Liquid Biopsy Applications Application Diagnostic screening Treatment resistance Disease recurrence Clinical need Identify tumor genetic profile for treatment & prognosis Ongoing monitoring – tracking patient therapy impact Ongoing monitoring – tracking patients in remission Frequency One-time, patient onset Repetitive during treatment Repetitive post-treatment Alternatives to liquid biopsy Tumor biopsy (typically used) None None Panel type Broad-net search or targeted panels Specific targeted mutation panels Specific targeted mutation panels Economics Price insensitive (one time testing) Must be economically feasible to enable repeat testing

ICP BUSINESS MODEL

ICP is a patented, proprietary reagent added to any genetic platform


Specimens prepared for analysis
ICP added to front end process
Enriched DNA increases sensitivity
Genetic mutations detected
Clinical action taken

Revenue model:

- Product: Application-specific kits (monitoring/resistance/recurrence) with uniquely designed ICP chemical
- Kits sold to laboratories to be run in-house, at a price of ~$250 per patient test
- Gross margins of ~70%
- Monitoring inherently requires repeat testing to generate patient trend → recurring revenue

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ICP TECHNOLOGY

PRECIPIO

ICP is currently the only economically viable solution to enable this revolution

ICP Competitive Analysis

		Competition	ICE-COLD PCR (ICP)
Relevant Application	Diagnostic/screening	+ Comprehensive panels	+ Targeted panels only
	Treatment Resistance	− No	+ Yes
	Disease Recurrence	− No	+ Yes
Panels		+ Broad, encompassing panels	+ Disease & Application Specific Panels
Lab/hospital internalize		− Send out only	+ Set up in house
Required Equipment		− Send out only	+ $0 investment
Lab data accumulation		− No	+ Enabled
Test cost		− **~$5,000/test**	+ **~$250/test**

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ICP FUTURE POTENTIAL APPLICATIONS

PRECIPIO

Additional possible applications to be developed in the future*

Prenatal Testing

- Two options currenty exist: Amniocentesis (invasive procedure); or maternal blood test with ~80% sensitivity
- ICP improves the sensitivity to over 99.9%, reducing error to <1%.
- Applicable diseases: Down Syndrome, Fragile X (Autism), Tay-Sachs, and many other genetic abnormalities.
- 4 million pregnancies per year in the US

Companion Diagnostics

- Patients with CML (Chronic Myeloid Leukemia):
  - Targeted therapy: Gleevec
  - Companion diagnostic: BCR-ABL test
  - Tested at initial diagnosis, then repeated periodically
  - ICP could increase sensitivity of the test, thereby identifying
- Additional companion diagnostics:
  - EGFR testing for Tarceva (lung cancer, by Roche)
  - ALK for Xalkori (lung cancer, by Pfizer)
  - BRAF for Zelboraf (melanoma, by Genentech)

* Requires further R&D effort. Not currently contemplated in company revenue forecasts.

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GROWTH & SCALE Develop current businesses + add new products to our platform Clinical Pathology Services Expand portfolio of services to all types of cancer Cross-sell both clinical services and IP-based technologies to our customers, creating demand and customer pipeline Build both domestic and Int’l services through an efficient sales model, delivering value-based services Target Constituents Physicians & hospitals – model offers both clinical and economic value Payer – strategic dialogue providing payer with model for transition from fee-per-service, to value-based payments Patient – engage the patient in their healthcare decisions by providing knowledge and access New product pipeline via outsourced R&D Utilizing our partnerships with academic institutions to gain first-look access to newly-developed technologies Partnerships with various biotech companies wishing to bring their products to the US via our platform Academic Partnerships Proven model with Yale School of Medicine for the past 5 years (recently renewed for additional 5 year exclusivity) By end of 2018, we expect to have 5-8 premier academic institutions; and 2,000+ expects on our platform Patients Physicians Payers

Investor funds used to grow top line and develop our platform Provide sufficient capital to reach CF+ in 2019 General working capital and repayment of certain indebtedness $2.5M YEAR END 2018 Target Revenue run rate $10M YEAR END 2019 Target Revenue run rate $25M EBITDA and Cash Flow positive 2018-19 USE OF PROCEEDS Growth capital; build sales team, business development, marketing $3.0M R&D for ICP to launch additional applications; license and develop other technologies $1.5M Use of Proceeds KEY BUSINESS METRICS (YE 2019) 6-8 Academic institutions on our platform (barrier to entry) 2,000+ Academic experts Patient portal with thousands of members Physician portal with hundreds of members

Low revenue multiple relative to peers MARKET COMPARABLES Diagnostic technology businesses generally trade at high revenue multiples Many investing in a single technology Many me-too business models with a solid distribution platform Poised to distribute new and exclusively licensed technologies through its platform Precipio will become a diversified diagnostic technology company with a service model generating consistent cash flow   EXACT Sciences (EXAS) Trovagene (TROV) Invitae (NVTA) Neogenomics (NEO) Precipio (PRPO) MARKET CAP (7/2017) $4.6B $32M $400M $721M $65M* REVENUE (2016) $99M $0.4M  $25M $244M $3.2M GROSS PROFIT (2016) $54M ($1.3M) ($2.8M) $110M $0.75M NET INCOME (2016) ($167M) ($39M)  ($110M) ($30M) ($8M) EMPLOYEES 730 55 364 938 30 2019 B/E FORECAST No No No Yes Yes TYPE Tech Tech Tech Service Combined REVENUE MULTIPLE 46x 83x 16x 3x 20x *As of 7/31/2017

Financials THE NUMBERS COMBINED HISTORICAL REVENUES FROM CONTINUING OPERATIONS ($M) Key Financial Stats (As of 07/28/2017) Market Cap: $65M Share price: $9.58 $ Capitalization Table (As of 07/28/2017) WAEP $ Value % of Fully Diluted Common Shares Outstanding 6,607,966 72.20% Convertible Preferred Series A* 1,712,901 $3.74 $6,406,250 18.71% Convertible Notes 538,757 $3.74 $2,014,952 5.89% Warrants** 268,379 $48.34 $12,973,441 2.93% Stock Options 22,148 $111.30 $2,465,073 0.24% Stock Appreciation Rights 2,777 $129.60 $359,900 0.03% Fully Diluted Shares Outstanding 9,149,456 100% * All Convertible Preferred Series A will convert into equity upon consummation of the Offering at $3.74. ** Not including 685,161 warrants exercisable at the greater of $10.00 and 125% of the offering price awarded to Convertible Preferred Series A holders and certain convertible note holders upon conversion. 2016 Revenues: ~3.2M Avg. Quarterly Operating Cash Burn: ~750K

SUMMARY MARKET PROBLEM Lack of specialization and expertise result in diagnostic error creating a costly and wasteful challenge to the healthcare field THE SOLUTION A combination of service and proprietary technology platform creates a powerful, sustainable business model with effective results PROOF OF CONCEPT Precipio has developed a scalable, revenue generating service platform with demonstrated results reducing error. The company’s IP assets further reduce diagnostic error SIGNIFICANT MARKET The field of Diagnostics drives 70% of all healthcare decisions, and represents a $50B annual market in the US VALUE CREATOR Precipio creates value for all stakeholders – physicians; payors, academic partners; and most important – the patients we serve. By focusing on these constituents and providing them with an unparalleled offering, we create value for our shareholders INVESTOR RETURN A significantly undervalued market cap will transform into a high growth, sustainable, and profitable business with significant alpha upside FOR MORE INFORMATION PLEASE CONTACT Ilan Danieli, CEO of Precipio Diagnostics idanieli@precipiodx.com | Tel: +1.203.787.7888 ex. 536